Exhibit 99.1

MAD CATZ APPOINTS KAREN K. MCGINNIS CHIEF FINANCIALOFFICER

San Diego, CA – June 4, 2013 – Mad Catz Interactive, Inc. (“Mad Catz” or the “Company”) (NYSE MKT/TSX: MCZ), announced today the appointment of Karen K. McGinnis, 46, as Chief Financial Officer, effective June 10, 2013. Ms. McGinnis replaces Allyson Evans, who recently announced her intention to resign as Chief Financial Officer of the Company and who intends to assist with the transition of her responsibilities.

Ms. McGinnis brings over 20 years of accounting, financial reporting and other financial experience at multi-national companies to her role at Mad Catz. While at Mad Catz, Ms. McGinnis will be responsible for the Company’s financial and treasury functions, including financial reporting, bank relationships, conducting internal and industry analysis to support the Company’s goals for growth and investor relations initiatives.

Prior to joining Mad Catz, Ms. McGinnis served as Vice President, Corporate Controller and Chief Accounting Officer of Cymer, Inc., a publicly traded global manufacturer of light sources for the semiconductor equipment industry, which was recently acquired. From 2000 through 2009, Ms. McGinnis was employed by Insight Enterprises, Inc., a Fortune 500 global provider of information technology hardware, software and services, most recently as Chief Accounting Officer. Ms. McGinnis is a certified public accountant and earned a bachelor’s degree in accounting from the University of Oklahoma.

Darren Richardson, President and Chief Executive Officer of Mad Catz, commented, “We are delighted to have Karen join the Mad Catz team at this pivotal point in our evolution. Karen brings deep financial experience and important leadership skills that will help drive the planning and execution of our financial strategies and business initiatives going forward. Her experience at multi-national entities will prove valuable as we continue to expand into new markets, bring new products to market and seek to build value for Mad Catz shareholders.”

Commenting on her appointment, Ms. McGinnis, said, “I am impressed by Mad Catz’s commitment to industry innovation and the leadership role it has established in the interactive entertainment sector. I am excited to join the Mad Catz team at this exciting time and look forward to working with Darren, the Company’s accomplished finance and accounting departments, corporate and product management and the Board of Directors, to achieve the Company’s strategic and financial goals.”

About Mad Catz

Mad Catz Interactive, Inc. (“Mad Catz”) (NYSE MKT: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

Mad Catz Interactive, Inc. 6/4/13	Page 2

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Contact:	Joseph Jaffoni, Norberto Aja, James Leahy
Darren Richard, CEO	JCIR
Mad Catz Interactive, Inc.	(212) 835-8500 or mcz@jcir.com
(619) 619-321-3502